Exhibit 2.4

Execution Version

CONTRIBUTION AND ASSIGNMENT AGREEMENT

This Contribution and Assignment Agreement (the “Agreement”), dated as of March 12, 2012, is entered into by and between Exelon Corporation, a Pennsylvania corporation (“Exelon”), Exelon Energy Delivery Company, LLC, a Delaware limited liability company and subsidiary of Exelon (“EEDC”), and RF HoldCo LLC, a Delaware limited liability company and subsidiary of Exelon (“RF HoldCo”).

RECITALS

WHEREAS, pursuant to that certain Distribution and Assignment Agreement, effective as of the date hereof (the “Distribution and Assignment Agreement”), Exelon owns 100% of the Class A membership interests (the “Class A Membership Interests”) in RF HoldCo;

WHEREAS, Exelon desires to contribute, assign, transfer and convey all of Exelon’s right, title and interest in and to the Class A Membership Interests to EEDC, and EEDC desires to accept and acquire all of Exelon’s right, title and interest in and to the Class A Membership Interests (the “Contribution”);

WHEREAS, upon the Contribution, EEDC agrees to be bound by the terms and conditions of the Operating Agreement of RF HoldCo, dated as of February 4, 2010 (the “Operating Agreement”) and thereupon be admitted as a member of RF HoldCo (the “Class A Member”);

WHEREAS, RF HoldCo desires to admit EEDC as the Class A Member pursuant to Sections 2.6 and 2.8 of the Operating Agreement; and

WHEREAS, concurrently with the admission of EEDC as the Class A Member, Exelon desires to cease to be a member of RF HoldCo.

NOW, THEREFORE, in consideration for the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Contribution. Effective as of immediately following the effective time of the Distribution and Assignment Agreement on the date hereof, and on the terms and subject to the conditions set forth herein, Exelon hereby contributes, assigns, transfers and conveys to EEDC all of Exelon’s right, title and interest in and to all of the Class A Membership Interests. Effective as of immediately following the effective time of the Distribution and Assignment Agreement on the date hereof, and on the terms and subject to the conditions set forth herein, EEDC does hereby accept all of Exelon’s right, title and interest in and to the Class A Membership Interests.

2. Membership in RF HoldCo.

a. Concurrently with the Contribution described in Section 1 above, EEDC hereby agrees to be bound by the terms and conditions of the Operating Agreement and to be admitted as the Class A Member of RF HoldCo. RF HoldCo, pursuant to Sections 2.6 and 2.8 of the Operating Agreement, hereby admits EEDC as the Class A Member.

b. Concurrently with the admission of EEDC as the Class A Member of RF HoldCo, Exelon shall and does hereby cease to be a member of RF HoldCo.

c. Following the admission of EEDC as the Class A Member of RF HoldCo, each of EEDC and RF HoldCo hereby acknowledge and agree that the terms and conditions of the Operating Agreement remain in full force and effect.

3. Representations of the Parties. Each of the parties hereto hereby represents and warrants to the other parties that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) it has all requisite corporate power and authority to enter into, execute and deliver this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby and (c) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

4. Further Assurances. From time to time hereafter, each of the parties hereto hereby agrees to do all such acts and things and to execute and deliver, or cause to be executed and delivered all such documents, notices, instruments and agreements as may be necessary or desirable to give effect to the provisions and intent of this Agreement.

5. Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by and against, the parties hereto and their respective successors and assigns.

6. Amendments. This Agreement may be changed, modified or terminated only by an instrument in writing signed by each of the parties hereto.

7. Governing Law; Jurisdiction. This Agreement shall be governed by, enforced under and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflicts of law provision or rule thereof. The parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court located in the State of Delaware. Each of the parties hereby waives any right to trial by jury in any action or proceeding relating to this Agreement or any actual or proposed transaction or other matter contemplated in or relating to this Agreement.

8. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under applicable law, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, with effect as of the date first written above.

EXELON CORPORATION a Pennsylvania corporation

By:	/s/ Christopher M. Crane
Name:	Christopher M. Crane
Its:	President

EXELON ENERGY DELIVERY COMPANY, LLC
a Delaware limited liability company

By:	/s/ Bruce G. Wilson
Name:	Bruce G. Wilson
Its:	Secretary

RF HOLDCO LLC a Delaware limited liability company

By:	/s/ Charles A. Berardesco
Name:	Charles A. Berardesco
Its:	Secretary